EXHIBIT 99.1

Date:	January 9, 2007

Subject:	Baldor Electric Company Launches Concurrent Securities Offerings

Page:	1 of 1

Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives and generators and is based in Fort Smith, Arkansas.

Baldor announced today that it plans to make concurrent public offerings of its common stock, mandatorily convertible preferred stock and unsecured senior notes. The proceeds from these offerings, along with borrowings under a new senior secured credit facility and the issuance of common stock to Rockwell Automation, Inc. will be used to finance the previously announced acquisition of the Reliance Electric industrial motors and Dodge mechanical power transmission businesses of Rockwell Automation, Inc, repay substantially all of the Company’s indebtedness and pay related fees and expenses.

The offerings, which are subject to market and other conditions and are conditioned on the concurrent closing of the acquisition, will consist of approximately $200 million of common stock, $150 million of mandatorily convertible preferred stock and $550 million of unsecured senior notes. In addition, the Company expects to grant the underwriters a customary 15% over-allotment option to purchase additional shares of common and preferred stock. The waiting period under the Hart-Scott-Rodino Antitrust Improvement Act has expired, and the Company expects to complete the offerings and the acquisition on or about January 31, 2007.

UBS Investment Bank is acting as sole book-running manager for the common stock offering, UBS Investment Bank and Bear, Stearns & Co. Inc. are acting as joint book-running managers for the mandatorily convertible preferred stock offering and BNP Paribas Securities Corp. and Lehman Brothers Inc. are acting as joint book-running managers for the senior notes offering.

The offerings will be made under the Company’s shelf registration statement filed with the Securities and Exchange Commission on January 8, 2007.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplements. The prospectus and prospectus supplements are available at no charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained by contacting the underwriters participating in the relevant offering as set out below:

Common stock offering: UBS Investment Bank at 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department; (212) 821-3884.

Mandatorily convertible preferred stock offering: UBS Investment Bank at 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department; (212) 821-3884 or Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, NY 10179, Attn: Prospectus Department; (631) 274-8321.

Senior notes offering: BNP Paribas Securities Corp. at 787 7th Avenue, New York, NY 10019, Attn: High Yield Capital Markets; (800) 854-5674 (800) or Lehman Brothers Inc. at 745 7th Avenue, New York, NY 10019, Attn: High Yield Capital Markets; (888)603-5847.

Baldor Electric Company is a leading manufacturer of industrial electric motors, drives and generators. Since its founding in 1920, Baldor has had a strategy of providing the highest value in the marketplace. Baldor has approximately 3,950 employees and 13 manufacturing facilities.

This press release contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”, “should”, “assumption”, “may”, “estimate”, “judgment”, “anticipate”, or any grammatical forms of these words or similar words) are based on our current expectations and are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include those identified in our filings made from time-to-time with the SEC.